Exhibit 99.2

PRESS RELEASE

Financial Contact: Robert Milligan Chief Financial Officer Healthcare Trust of America, Inc. 480.998.3478 RobertMilligan@htareit.com	Media Contact: Kristen Armstrong Executive Assistant to the CEO Healthcare Trust of America, Inc. 480.998.3478 KristenArmstrong@htareit.com

Healthcare Trust of America Announces Public Offering of 39,500,000 Shares of Common Stock

SCOTTSDALE, ARIZONA—May 1, 2017—Healthcare Trust of America, Inc. (NYSE: HTA) announced today that it has commenced an underwritten public offering of 39,500,000 Class A Common Shares. In connection with the offering, the underwriters have a 30-day option to purchase up to an additional 5,925,000 additional shares of its common stock.

Healthcare Trust of America, Inc. (“HTA”) intends to use the net proceeds of this offering to fund a portion of the $2.75 billion purchase price for the acquisition of substantially all of the medical office building assets and medical development platform of Duke Realty Corporation and its affiliates (the “Duke Acquisition”), which was announced today, and the $150 million purchase price for the acquisition of an additional portfolio consisting of 11 medical office buildings (the “Southwest Health System Acquisition” and, together with the Duke Acquisition, the “Acquisitions”) or, if the Acquisitions do not occur, for general corporate purposes, which may include, without limitation, other potential future acquisitions, working capital and repayment of debt. The Duke Acquisition is expected to close in several tranches in the second and third quarter of 2017 and is subject to the satisfaction of closing conditions. The closing of the Southwest Health System Acquisition is subject to customary closing conditions.

Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as the joint book-running managers for the offering.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact: (i) Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com; (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or (iii) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York, 10014.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction. The offering of these securities is being made solely by means of a prospectus supplement and the accompanying prospectus.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is the largest dedicated owner and operator of medical office buildings in the United States, based on gross leasable area (“GLA”). We provide the real estate infrastructure for the integrated delivery of healthcare services in highly desirable locations. Over the last decade, we have invested $4.3 billion primarily in medical office buildings and other healthcare assets comprising 17.8 million square feet of GLA. Our investments are targeted in 15 to 20 key markets that we believe have superior healthcare demographics that support strong, long-term demand for medical office space. We have achieved, and continue to achieve, critical mass within these key markets by expanding our presence through accretive acquisitions, and utilizing our in-house operating expertise through our regionally located property management and leasing platform.

Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that we believe have significantly outperformed the S&P 500 and US REIT indices.

Forward-Looking Language

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and businesses of HTA, the Acquisitions as described in this press release and the financial performance and business of HTA after completion of the Acquisitions.

These forward-looking statements, which can be identified by the use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” outlook,” and similar expressions that do not relate to historical matters, are based on current expectations, forecasts and assumptions which may not be realized and involve risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated, that could cause actual outcomes and results, financial and otherwise, to differ materially, including statements related to the closing of the Acquisitions.

Risks and other factors related to HTA that might cause such differences include, among others, the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; we may not be able to effectively deploy the net proceeds of offerings of securities; changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market may affect our performance and financial condition; competition for acquisition of medical office buildings and other facilities that serve the healthcare industry could increase; economic fluctuations in certain states in which our property investments are geographically concentrated could affect our results of operations; and we may not be able to retain our senior management team.

Any forward-looking statements or forecasts relating to the business, prospects, operating statistics or financial results relating to the Acquisitions are based on assumptions and are inherently speculative, are subject to substantial uncertainty, and the actual operating statistics and financial results may differ materially from HTA’s forecasts. Risks and other factors related to the Acquisitions that might cause such differences include, among other things, the following: we may not be able to consummate the Acquisitions on time or on the terms currently expected or at all; we may not be able to effectively integrate the assets acquired in the Acquisitions into our portfolio and/or we may fail to achieve expected efficiencies and synergies; our assumptions concerning the availability and/or terms of financing related to the Acquisitions may not be realized; we may encounter liabilities for which we are responsible that were unknown at the time we agreed to the Acquisitions; and our assumptions concerning risks relating to our lack of control of joint ventures may prove incorrect.

In addition, HTA’s forecasts are subject to a variety of additional factors and risks, including the risks set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HTA’s Form 10-K, and in HTA’s other periodic and Form 8-K filings with the Securities and Exchange Commission. HTA undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.”